Exhibit 10.22

Form of CIC Agreement

CHANGE IN CONTROL AGREEMENT

FOR CERTAIN EXECUTIVE OFFICERS

THIS CHANGE IN CONTROL AGREEMENT made as of this      day of             , 2007, by and between Zep Inc. (the “Company”) and                                  (the “Executive”).

WITNESSETH:

WHEREAS, Executive is a key executive of the Company; and

WHEREAS, the Board of Directors of the Company (the “Board”) recognizes that the possibility of a Change in Control (as hereinafter defined) exists and that the threat of or the occurrence of a Change in Control can result in significant distractions of its key management personnel because of the uncertainties inherent in such a situation; and

WHEREAS, the Board has determined that it is essential and in the best interest of the Company and its stockholders to retain the services of the Executive in the event of a threat or occurrence of a Change in Control and to ensure his continued dedication and efforts in such event without undue concern for his personal financial and employment security; and

WHEREAS, Executive has previously entered into an Amended and Restated Change In Control Agreement, dated as of April 21, 2006 (the “Prior Agreement”), with Acuity Brands, Inc. (“Acuity Brands”), the former parent company of the Company, providing the Executive with certain compensation and benefits in the event his employment is terminated in connection with a change in control of Acuity Brands; and

WHEREAS, in order to continue to induce the Executive to provide services to the Company (including its subsidiary corporations), particularly in the event of a threat or the occurrence of a Change in Control, the Company desires to enter into this Change in Control Agreement (the “Agreement”) with the Executive to provide the Executive with certain benefits in the event his employment is terminated as a result of, or in connection with, a Change in Control and to provide the Executive with certain other benefits whether or not the Executive’s employment is terminated.

NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:

1. Term of Agreement.

(a) Unless earlier terminated as hereinafter provided, this Agreement shall commence on the date hereof and shall be for a rolling, two-year term (the “Term”) and shall be deemed to extend automatically, without further action by either the Company or Executive, each day for an additional day, such that the remaining term of the Agreement shall continue to be two years; provided, however, that either party may, by written notice to the other, cause this Agreement to cease to extend automatically and, upon such notice, the “Term” of this Agreement shall be the two-year period following the date of such notice and this Agreement shall terminate upon the expiration of such Term. This Agreement shall not be considered an employment agreement and in no way guarantees Executive the right to continue in the employment of the Company or its affiliates. Executive’s employment is considered employment at will, subject to Executive’s right to receive payments and benefits upon certain terminations of employment as provided below.

(b) Notwithstanding the foregoing, (1) the term of this Agreement shall not expire during a Threatened Change in Control Period or prior to the expiration of two (2) years after the occurrence of a Change in Control and (2) prior to a Change in Control and other than during a Threatened Change in Control Period, the term of this Agreement shall expire on the date the Executive terminates employment (except in circumstances that entitle the Executive to compensation and benefits hereunder), unless such termination was at the request of a Third Party or otherwise occurred in connection with, or in anticipation of, a Change in Control.

(c) Each place in this Agreement where a reference to the “Company” appears that relates to the Executive’s employment, termination of employment or performing services, including the definitions of “Cause” and “Good Reason,” such reference shall mean and include any subsidiary of the Company which is the primary employer of the Executive. Further, in each place where this Agreement refers to a benefit plan or program, payment of compensation, compensation arrangement or other similar plan or program maintained by the Company, such reference shall include any plan, program or arrangement maintained or established by a subsidiary of the Company. Notwithstanding the foregoing, the references in the definitions of “Change in Control,” “Threatened Change in Control Period” and similar references to changes in ownership and control of the Company shall mean and refer to Zep Inc., a Delaware corporation.

(d) As of the date hereof, this Agreement is intended to, and shall, supersede and replace in its entirety the compensation and benefits provided under Executive’s Prior Agreement, and the Prior Agreement shall be of no further force or effect.

2. Definitions.

(a) Cause. For purposes of this Agreement, “Cause” shall mean a reasonable determination by the Company that the Executive (a) intentionally and continually failed to substantially perform his duties with the Company (other than a failure resulting from the Executive’s incapacity due to physical or mental illness) which failure continued for a period of at least thirty (30) days after a written notice of demand for substantial performance has been delivered to the Executive specifying the manner in which the Executive has failed to substantially perform, or (b) intentionally engaged in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise or was convicted of a misdemeanor or felony involving moral turpitude; provided, however that no termination of the Executive’s employment shall be for Cause as set forth in clause (b) above until (x) there shall have been delivered to the Executive a copy of a written notice setting forth that the Executive was guilty of the conduct set forth in clause (b) and specifying the particulars thereof in detail, and (y) the Executive shall have been provided an opportunity to be heard by the Board or a committee of the Board (with the assistance of the Executive’s counsel if the Executive so desires). No act, nor failure to act, on the Executive’s part, shall be considered “intentional” unless he has acted, or failed to act, with a lack of good faith and without a reasonable belief that his action or failure to act was in the best interest of the Company. Notwithstanding anything contained in this Agreement to the contrary, no failure to perform by the Executive after a Notice of Termination is given by the Executive shall constitute Cause for purposes of this Agreement.

2.2 Change in Control. For purposes of this Agreement, a “Change in Control” shall mean any of the following events:

(a) The acquisition (other than from the Company in an acquisition that is approved by the Incumbent Board) by any “Person” (as the term person is used for purposes of Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of twenty percent (20%) or more of the combined voting power of the Company’s then outstanding voting securities; or

(b) The individuals who, as of                     , 2007, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least two-thirds of the Board; provided, however, that if the election, or nomination for election by the Company’s stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; or

(c) Consummation of a merger or consolidation involving the Company if the stockholders of the Company, immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than sixty percent (60%) of the combined voting power of the then outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Company outstanding immediately before such merger or consolidation; or

(d) Consummation of a complete liquidation or dissolution of the Company or of the sale or other disposition of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur pursuant to Section 2.2(a), solely because twenty percent (20%) or more of the combined voting power of the Company’s then outstanding securities is acquired by (i) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any of its subsidiaries or (ii) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of the Company in the same proportion as their ownership of stock in the Company immediately prior to such acquisition (hereinafter referred to as “Related Persons”).

(e) Notwithstanding anything contained in this Agreement to the contrary, if the Executive’s employment is terminated prior to a Change in Control and the Executive reasonably demonstrates that such termination (1) was at the request of a Third Party (as hereinafter defined) or (2) otherwise occurred in connection with, or in anticipation of, a Change in Control (including, without limitation, during a Threatened Change in Control Period), then for all purposes of this Agreement, the date of a Change in Control shall mean the date immediately prior to the date of such termination of the Executive’s employment.

2.3 Confidential Information. For purpose of this Agreement, “Confidential Information” shall mean all technical, business, and other information relating to the business of the Company or its subsidiaries or affiliates, including, without limitation, technical or nontechnical data, formulae, compilations, programs, devices, methods, techniques, processes, financial data, financial plans, product plans, and lists of actual or potential customers or suppliers, which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality. Such information and compilations of information shall be subject to protection under this Agreement whether or not such information constitutes a trade secret and is separately protectable at law or in equity as a trade secret.

2.4 Disability. For purposes of this Agreement, “Disability” shall have the meaning ascribed to such term in the Company’s long-term disability plan or policy covering the Executive, or in the absence of such plan or policy, a meaning consistent with Section 22(e)(3) of the Internal Revenue Code of 1986, as amended. The determination of Disability shall be made by the Company in a manner consistent with the requirements of Section 409A.

2.5 (a) Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence coincident with or after a Change in Control of any of the events or conditions described in Subsections (1) through (8) hereof:

(1) a change in the Executive’s status, title, position or responsibilities (including reporting responsibilities) which, in the Executive’s reasonable judgment, represents an adverse change from his status, title, position or responsibilities as in effect immediately prior thereto; the assignment to the Executive of any duties or responsibilities which, in the Executive’s reasonable judgment, are inconsistent with his status, title, position or responsibilities; or any removal of the Executive from or failure to reappoint or reelect him to any of such offices or positions, except in connection with the termination of his employment for Disability, Cause, as a result of his death or by the Executive other than for Good Reason;

(2) a reduction in the Executive’s base salary or any failure to pay the Executive any compensation or benefits to which he is entitled within five days of the date due;

(3) the Company’s requiring Executive to be based more than 50 miles from the primary workplace where Executive is based immediately prior to the Change in Control except for reasonably required travel on the Company’s business which is not greater than such travel requirements prior to the Change in Control;

(4) the failure by the Company (A) to continue in effect (without reduction in benefit level, and/or reward opportunities) any compensation or employee benefit plan in which the Executive was participating immediately prior to the Change in Control, including, but not limited to, the plans listed on Appendix A in which Executive is participating, unless a substitute or replacement plan has been implemented which provides substantially identical compensation or benefits to the Executive or (B) to provide the Executive with compensation and benefits, in the aggregate, at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each other compensation or employee benefit plan, program and practice as in effect immediately prior to the Change in Control (or as in effect following the Change in Control, if greater);

(5) the insolvency or the filing (by any party, including the Company) of a petition for bankruptcy of the Company;

(6) any material breach by the Company of any provision of this Agreement;

(7) any purported termination of the Executive’s employment for Cause by the Company which does not comply with the terms of Section 2.1; or

(8) the failure of the Company to obtain an agreement, satisfactory to the Executive, from any successor or assign of the Company to assume and agree to perform this Agreement, as contemplated in Section 9 hereof.

(b) Any event or condition described in Sections 2.5(a)(1) through (8) which occurs prior to a Change in Control but which the Executive reasonably demonstrates (1) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control (a “Third Party”), or (2) otherwise arose in connection with or in anticipation of a Change in Control, shall constitute Good Reason for purposes of this Agreement notwithstanding that it occurred prior to the Change in Control.

(c) The Executive’s right to terminate his employment pursuant to this Section 2.5 shall not be affected by his incapacity due to physical or mental illness.

2.6 Threatened Change in Control. For purposes of this Agreement, a Threatened Change in Control shall mean the occurrence of any of the following events:

(a) when the Company is aware of or is contemplating, a proposal (a “Proposal”) for any Person other than a Related Person (1) to acquire five percent (5%) or more of the voting power of the Company’s outstanding securities, or (2) to merge or consolidate with another entity, transfer or sell assets of the Company, or liquidate or dissolve the Company, in each case described in this clause (2) in a transaction that would constitute a Change in Control; or

(b) any Person other than a Related Person,

(1) acquires five percent (5%) or more of the voting power of the Company’s outstanding securities, other than as a holder whose investment in the Company is eligible to be reported on Schedule 13G pursuant to Rule 13d-1 (b) (1) promulgated under the Exchange Act, or

(2) initiates a tender or exchange offer to acquire such number of securities as would result in such Person holding twenty percent (20%) or more of the voting power of the Company’s outstanding securities, or

(3) solicits proxies for votes to elect members of the Board at a shareholders’ meeting of the Company.

2.7 Threatened Change in Control Period. For purposes of this Agreement, a Threatened Change in Control Period shall mean the period commencing on the date that a Threatened Change in Control has occurred and ending upon:

(a) the date the Proposal referred to in Section 2.6(a) is abandoned;

(b) the acquisition of five percent (5%) of the voting power of the Company’s outstanding securities by the Person referred to in Section 2.6(a)(1) if such acquisition does not constitute a Threatened Change in Control under Section 2.6(b)(1);

(c) (1) the date when any Person described in Section 2.6(b)(1) shall own less than five percent (5%) of the voting power of the Company’s outstanding securities, (2) shall have abandoned the tender or exchange offer, or (3) shall not have elected a member of the Board as the case may be; or

(d) the date a Change in Control occurs.

2.8 1934 Act. The Securities Exchange Act of 1934, as amended.

3. Termination of Employment.

3.1 If, during the term of this Agreement, the Executive’s employment with the Company shall be terminated coincident with or within two (2) years following the occurrence of a Change in Control, the Executive shall be entitled to the following compensation and benefits depending upon the circumstances of such termination (in addition to any compensation and benefits provided for under any of the Company’s employee benefit plans, policies and practices):

(a) If the Executive’s employment with the Company shall be terminated during such 2-year period (1) by the Company for Cause or Disability, (2) by reason of the Executive’s death, or (3) by the Executive other than for Good Reason (as each term is defined herein), the Company shall pay the Executive all amounts earned or accrued through the Termination Date but not paid as of the Termination Date, including (i) base salary, (ii) reimbursement for reasonable and necessary expenses incurred by the Executive on behalf of the Company during the period ending on the Termination Date, (iii) vacation pay, and (iv) sick leave (collectively, “Accrued Compensation”). In addition to the foregoing, if the Executive’s employment is terminated by the Company for Disability or by reason of the Executive’s death, the Company shall pay to the Executive or his beneficiaries an amount equal to the “Pro Rata Bonus” (as hereinafter defined). The “Pro Rata Bonus” is an amount equal to the Bonus Amount (as hereinafter defined) multiplied by a fraction the numerator of which is the number of days in such fiscal year through the Termination Date and the denominator of which is 365. The term “Bonus Amount” shall mean the greater of the (x) most recent annual bonus paid or payable to the Executive, or, (y) the target annual bonus payable for the fiscal year during which the Termination Date occurs, or, if greater, for the fiscal year during which a Change in Control occurred or (z) the average of the annual bonuses paid or payable during the three full fiscal years ended prior to the Termination Date or, if greater, the three full fiscal years ended prior to the Change in Control (or, in each case, such lesser period for which annual bonuses were paid or payable to the Executive). Executive’s entitlement to any other compensation or benefits shall be determined in accordance with the Company’s employee benefit plans and other applicable programs and practices then in effect. In the event Executive becomes entitled to the Pro Rata Bonus under this Section 3.1(a) or under Section 3.1(b)(1) and also to a bonus under the Company’s incentive plan in connection with a Change in Control, Executive shall be entitled to receive whichever bonus amount is greater and Executive shall not receive a duplicate bonus pursuant to such Sections.

(b) If the Executive’s employment with the Company shall be terminated (other than by reason of death) during such 2-year period, by the Company other than for Cause or Disability, or by the Executive for Good Reason, the Executive shall be entitled to the following:

(1) the Company shall pay the Executive all Accrued Compensation and a Pro-Rata Bonus;

(2) the Company shall pay the Executive as severance pay and in lieu of any further compensation for periods subsequent to the Termination Date, in a single payment an amount (the “Severance Amount”) in cash equal to                                          times the sum of (A) the greater of the Executive’s base salary in effect on the Termination Date or at any time during the 90-day period prior to the Change in Control (“Base Salary”) and (B) the Bonus Amount. Notwithstanding the foregoing, if the Executive has attained at least age                      on the Termination Date the Severance Amount to be paid under this Subsection (ii) shall be the amount described in the preceding sentence multiplied by a fraction (which in no event shall be less than one-half) the numerator of which shall be the number of months (for this purpose any partial month shall be considered as a whole month) remaining until the Executive’s 65th birthday (but in no event shall be less than     ) and the denominator of which shall be                 ;

(3) for a number of months equal to the lesser of (A)      or (B) the number of months remaining until the Executive’s 65th birthday (the “Continuation Period”), the Company shall at its expense continue on behalf of the Executive and his dependents and beneficiaries as if Executive remained actively employed, the life insurance, disability, and healthcare (including dental and vision, if applicable) benefits provided (x) to the Executive at the time the Notice of Termination is given, at any time during the 90-day period prior to the

Change in Control or at any time thereafter, or (y) to other similarly situated executives who continue in the employ of the Company during the Continuation Period. The coverage and benefits (including deductibles and costs) provided in this Section 3.1(b)(3) during the Continuation Period shall be no less favorable to the Executive and his dependents and beneficiaries, than the most favorable of such coverages and benefits during any of the periods referred to in clauses (x) and (y) above. Any costs Executive was paying for such coverages at the time of termination shall be paid by Executive by separate check to the Company each month in advance. If the terms of the life insurance or disability plan referred to in this subsection (3), or the laws applicable to such plan, do not permit continued participation by Executive as required by this subsection, then the Company will arrange for other coverages satisfactory to Executive at the Company’s expense providing substantially identical benefits or, at the Executive’s election, the Company will pay Executive a lump sum amount equal to the costs to Executive for the coverage (or coverages) for the full Continuation Period within five (5) days after the Executive’s Termination Date. If the terms of the health care plan referred to in this subsection (3) do not permit continued participation by Executive as required by this subsection or if the healthcare benefits to be provided to Executive and his dependents pursuant to this subsection (3) cannot be provided in a manner such that the benefit payments will be tax-free to Executive and his dependents, then the Company shall (A) pay to Executive within five (5) days after Executive’s Termination Date a lump sum amount equal to the monthly rate for COBRA coverage at the date of Executive’s termination under the healthcare plan that is then being paid by former active employees for the level of coverage that applies to Executive and his dependents, minus the amount active employees are then paying for such coverage, multiplied by the number of months in the Continuation Period (plus a tax gross-up on the lump sum amount determined under this subsection (3)(A)), and (B) permit Executive and his dependents to elect to participate in the healthcare plan for the Continuation Period upon payment of the applicable rate for COBRA coverage during the Continuation Period;

The Company’s obligation hereunder with respect to the foregoing benefits shall be limited to the extent that the Executive obtains any such benefits pursuant to a subsequent employer’s benefit plans, in which case the Company may reduce the coverage of any benefits it is required to provide the Executive hereunder as long as the aggregate coverages and benefits of the combined benefit plans is no less favorable to the Executive than the coverages and benefits required to be provided hereunder. This subsection (3) shall not be interpreted so as to limit any benefits to which the Executive or his dependents may be entitled under any of the Company’s employee benefit plans, programs or practices following the Executive’s termination of employment, including without limitation, retiree medical and life insurance benefits;

In the event the Executive receives healthcare benefits coverage for the full length of the Continuation Period pursuant to the provisions of this subsection (3), the Executive and his dependents shall continue to be eligible to elect to receive healthcare benefits coverage for up to an additional thirty-six (36) months (“Extended Continuation Period”), provided, however, that no benefits will be provided (A) if healthcare benefits coverage is available to the Executive through another employer during the Extended Continuation Period, or (B) after the covered individual reaches age 65. The healthcare benefits coverage during the Extended Continuation Period shall be substantially similar to the healthcare benefits coverage

Executive received during the Continuation Period. The costs to the Executive for the healthcare benefits coverage during the Extended Continuation Period shall be the same as the COBRA costs paid by terminating employees during the same time period as the Extended Continuation Period;

(4) the Company shall pay in a single payment an amount in cash equal to the amount the Executive would have received if he remained employed for an additional                  years (or until his 65th birthday, if earlier), his annual compensation during such period had been equal to his Base Salary and the Bonus Amount and the Company had continued to make employer contributions or credits on Executive’s behalf to each defined contribution plan in which Executive was a participant at the Termination Date including, without limitation, the Zep Inc. 401(k) Plan (assuming Executive participated in such plan at the maximum permissible contribution level) and the Zep Inc. Supplemental Deferred Savings Plan (“SDSP”). For purposes of the SDSP, the Executive shall be credited with the contribution to the Supplemental Subaccount (but not the Matching Subaccount), the Make-Up Contribution Credit and the SERP Make-Up Contribution Credit for such                                           year period (to the extent Executive is eligible under the SDSP for each such type of contribution), provided that the requirements of the SDSP that the Executive have a Year of Service for each year and be employed on the last day of the year shall not apply to the eligibility to receive such contributions; and

(5) (A) the restrictions on any outstanding incentive awards (including restricted stock, restricted stock units and granted Performance Shares) granted to the Executive under the Company’s Long-Term Incentive Plan or under any other long-term incentive plans or arrangements shall lapse and such incentive awards shall become one hundred percent (100%) vested, all stock options and stock appreciation rights granted to the Executive shall become immediately exercisable and shall become 100% vested, and Performance Units granted to Executive shall become 100% vested [and (B) the Executive shall have the right to require the Company to purchase, for cash, any shares of unrestricted stock or shares purchased upon exercise of any options, at a price equal to the fair market value of such shares on the date of purchase by the Company.]

(c) The amounts provided for in Sections 3.1(a) and 3.1(b)(1), (2), (4), and (5) shall be paid within five (5) days after the Executive’s Termination Date.

(d) The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment except as provided in Section 3.1(b)(3).

3.2 If, as a result of Executive’s termination of employment, Executive becomes entitled to compensation and benefits under this Agreement and under the Severance Agreement, dated as of                     , 2007, (“Severance Agreement”), between Executive and the Company, Executive shall be entitled to receive benefits under whichever agreement provides Executive the greater aggregate compensation and benefits (and not under the other agreement) and there shall be no duplication of benefits. Except as provided in the preceding sentence, the severance pay and benefits provided for in Sections 3.1(a) and 3.1(b) shall be in lieu of any other severance pay to which the Executive may be entitled under any Company severance plan, program or arrangement for a termination of employment covered by such circumstances, except that if the severance pay of the type referenced in Section 3.1(b)(2) provided under such other plans, programs or arrangements is greater than the amount calculated under Section 3.1(b)(2), then that greater amount and not the amount under Section 3.1(b)(2) shall be paid.

3.3 To the extent applicable, this Agreement shall at all times be operated in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and rulings thereunder (“Section 409A”), including any applicable transition rules. The Company shall have authority to take action, or refrain from taking any action, with respect to the payments and benefits under this Agreement that is reasonably necessary to comply with Section 409A. Specifically, the Company shall have the authority to delay the commencement of payments under Section 3.1 to “key employees” of the Company (as determined by the Company in accordance with procedures established by the Company that are consistent with Section 409A) to a date which is six months after the date of Executive’s Termination of Employment (and on such date the payments that would otherwise have been made during such six-month period shall be made) to the extent such delay is required under the provisions of Section 409A, provided that the Company and Executive may agree to take into account any transitional rule available under Section 409A.

4. Notice of Termination.

During a Threatened Change in Control Period and following a Change in Control, any purported termination by the Company or by the Executive shall be communicated by written Notice of Termination to the other. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which indicates the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. For purposes of this Agreement, no such purported termination shall be effective without such Notice of Termination.

5. Termination Date.

“Termination Date” shall mean in the case of the Executive’s death, his date of death, and in all other cases, the date specified in the Notice of Termination subject to the following:

(a) If the Executive’s employment is terminated by the Company for Cause or due to Disability, the date specified in the Notice of Termination shall be at least thirty (30) days from the date the Notice of Termination is given to the Executive, provided that in the case of Disability the Executive shall not have returned to the full-time performance of his duties during such period of at least 30 days; and

(b) If the Executive’s employment is terminated for Good Reason, the date specified in the Notice of Termination shall not be more than sixty (60) days from the date the Notice of Termination is given to the Company.

6. Excise Tax Payments.

(a) Notwithstanding anything contained in this Agreement to the contrary and without regard to whether the Executive’s employment with the Company has terminated, in the event that any payment or benefit (within the meaning of Section 280G(b) (2) of the Internal Revenue Code of 1986, as amended (the “Code”), to the Executive or for his benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, his employment with the Company or a change in ownership or effective control of the Company or of a substantial portion of its assets (a “Payment” or “Payments”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes and the Excise Tax), including any Excise Tax, imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments; provided, however, if the Executive’s Payments do not exceed 105% of the largest amount that would result in no portion of the Payments being subject to the Excise Tax (the “Safe Harbor Amount”), then this subsection (a) shall not apply and the Payments shall be reduced so that the amount of the Payments shall be equal to the Safe Harbor Amount, provided, further, that the Executive shall elect which non-cash or cash Payments shall be reduced so that the Payments equal the Safe Harbor Amount.

(b) An initial determination as to whether a Gross-Up Payment is required pursuant to this Section 6 and the amount of such Gross-Up Payment shall be made by an accounting firm selected by the Company and reasonably acceptable to the Executive which is designated one of the four largest accounting firms in the United States (the “Accounting Firm”). The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to the Company and the Executive within five days of the Termination Date if applicable, or such other time as requested by the Company or by the Executive (provided the Executive reasonably believes that any of the Payments may be subject to the Excise Tax) and if the Accounting Firm determines that no Excise Tax is payable by the Executive with respect to a Payment or Payments, it shall furnish the Executive with a substantial authority opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to any such Payment or Payments. Within fifteen (15) days of the delivery of the Determination to the Executive, the Executive shall have the right to dispute the Determination (the “Dispute) and in the event of such Dispute, the Executive and the Company shall in good faith discuss a resolution of the Dispute. The Gross-Up Payment, if any, as determined pursuant to this Section 6(b) shall be paid by the Company to the Executive within fifteen (15) days of the receipt of the Accounting Firm’s determination or, subject to Executive’s approval, all or a portion of the Gross-Up Payment may be paid directly to the appropriate tax authorities. The existence of the Dispute (and any discussions to resolve the Dispute) shall not in any way affect the right of the Executive to receive the Gross-Up Payment in accordance with the Determination. If there is no Dispute, the Determination shall be binding, final and conclusive upon the Company and the Executive subject to the application of Section 6(c).

(c) As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that a Gross-Up Payment (or a portion thereof) will be paid which should not have been paid (an “Excess Payment”) or a Gross-Up Payment (or a portion thereof) which should have been paid will not have been paid (an “Underpayment”). An Underpayment shall be deemed to have occurred (1) upon notice (formal or informal) to the Executive from any governmental taxing authority that the tax liability of the Executive (whether in respect of the then current taxable year of the Executive or in respect of any prior taxable year of the Executive) may be increased by reason of the imposition of the Excise Tax on a Payment or Payments with respect to which the Company has failed to make a sufficient Gross-Up Payment, (2) upon a determination by a court imposing the Excise Tax on a Payment or Payments with respect to which the Company has failed to make a sufficient Gross-Up Payment, (3) by reason of a determination by the Company (which shall include the position taken by the Company, or together with its consolidated group, on its federal income tax return) or (4) upon the resolution to the satisfaction of the Executive of the Dispute. If an Underpayment occurs, the Executive shall promptly notify the Company and the Company shall pay to the Executive at least fifteen (15) days prior to the date on which the applicable government taxing authority has requested payment, an additional Gross-Up Payment equal to the amount of the Underpayment plus any interest and penalties (other than interest and penalties imposed by reason of a failure to file timely a tax return or pay taxes shown due on a return) imposed on the Underpayment. An Excess Payment shall be deemed to have occurred upon a “Final Determination” (as hereinafter defined) that the Excise Tax shall not be imposed upon a Payment or Payments with respect to which the Executive had previously received a Gross-Up Payment. A Final Determination shall be deemed to have occurred when the Executive has received from the applicable government taxing authority a refund of taxes or other reduction in his tax liability by reason of the Excess Payment and upon either (i) the date a determination is made by, or an agreement is entered into with, the applicable governmental taxable authority which finally and conclusively binds the Executive and such taxing authority, or in the event that a claim is brought before a court of competent jurisdiction, the date upon which a final determination has been made by such court and either all appeals have been taken and finally resolved or the time for all appeals has expired or (ii) the statute of limitations with respect to the Executive’s applicable tax return has expired. If an Excess Payment is determined to have been made, the amount of the Excess Payment shall be treated as a loan by the Company to the Executive and the Executive shall pay to the Company within 15 days following demand (but not less than 30 days after the determination of such Excess Payment) the amount of the Excess Payment plus interest at an annual rate equal to the rate provided for in Section 1274(b)(2)(B) of the Code from the date the Gross-Up Payment (to which the Excess Payment relates) was paid to the Executive until the date of repayment to the Company.

Executive shall promptly notify the Company in writing of any written communication with any governmental taxing authority relating to the Excise Tax. The Company shall be entitled, at its sole cost and expense, to contest the imposition of the Excise Tax on Executive’s behalf (including filing a claim for refund of the Excise Tax) and Executive shall cooperate with the Company in good faith in connection with any such contest or proceeding. The Company’s election to contest the Excise Tax shall not affect its obligation to pay to Executive or on his behalf an additional Gross-Up Payment with respect to an Underpayment pursuant to this subsection (c). Any refund of taxes or other reduction in Executive’s tax liability arising from any such contest by the Company shall be treated as an Excess Payment under this subsection (c).

(d) Notwithstanding anything contained in this Agreement to the contrary, in the event that, according to the Determination, an Excise Tax will be imposed on any Payment or Payments, the Company shall pay to the applicable government taxing authorities as Excise Tax withholding, the amount of the Excise Tax that the Company has actually withheld from the Payment or Payments.

(e) The Executive and the Company shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or the Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the Determination contemplated by subsection (b) hereof.

(f) The fees and expenses of the Accounting Firm for its services in connection with the Determination and the calculations contemplated by this Section 6 shall be paid by the Company.

7. Unauthorized Disclosure.

During the period that the Executive is actively employed by the company or Division, and for a period of six (6) months after Executive’s termination of employment, the Executive shall not make any Unauthorized Disclosure. For purposes of this Agreement, “Unauthorized Disclosure” shall mean disclosure by the Executive without the consent of the Board (other than pursuant to a court order) to any person, other than an employee or director of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an executive of the Company or as may be legally required, of any material Confidential Information obtained by the Executive while in the employ of the Company (including any material Confidential Information with respect to any of the Company’s customers or methods of distribution) the disclosure of which is demonstrably and materially injurious to the Company; provided, however, that such term shall not include the use or disclosure by the Executive, without consent, of any information known generally to the public (other than as a result of disclosure by him in violation of this Section 7) or any information not otherwise considered confidential and material by a reasonable person engaged in the same business as that conducted by the Company; provided further, however, that any breach of this Section 7 shall in no event subject the Executive to damages (including costs, fees and expenses incurred by the Company or the Business Unit) in excess of $10,000 in the aggregate.

8. Non-Compete.

During the period that the Executive is actively employed by the Company or Business Unit and for six months following the Executive’s termination of employment, the Executive shall not directly or indirectly, own, manage, operate, control, consult with, or be connected as an officer, employee, agent, partner, director or consultant with, or have any financial interest in, or assist anyone in the conduct of, any business which directly competes with any business or line of business of the Company. Notwithstanding the foregoing, the Executive shall not be in violation of the preceding sentence due to ownership (directly or indirectly) by the Executive of not more than five percent (5%) of the issued and outstanding class of securities of a corporation whose securities are publicly traded.

9. Non-Solicitation.

For six-months after termination of employment with the Company for any reason, the Executive shall not directly or indirectly solicit for hire, or assist any other person in soliciting for hiring, any employee of the Company (as for the date of termination), or induce any such employee to terminate his or her employment with the Company.

10. Successors; Binding Agreement.

(a) This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive were to terminate the Executive’s employment for Good Reason, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. The term “the Company” as used herein shall include such successors and assigns. The term “successors and assigns” as used herein shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

(b) Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal personal representative.

11. Fees and Expenses.

The Company shall pay all legal fees and related expenses (including the costs of experts, evidence and counsel) incurred by the Executive as they become due as a result of (a) the Executive’s termination of employment (including all such fees and expenses, if any, incurred in contesting or disputing any such termination of employment), (b) the Executive seeking to obtain or enforce any right or benefit provided by this Agreement or by any other plan or arrangement maintained by the Company under which the Executive is or may be entitled to receive benefits, including, without limitation, the plans listed on Appendix A, or the Executive’s hearing before the Board as contemplated in Section 2.1 of this Agreement; provided, however, that the circumstances which result in the Executive incurring the fees and related expenses set forth in clauses (a) and (b) (other than as a result of the Executive’s termination of employment under circumstances described in Section 2.2(e)) occurred on or after a Change in Control.

12. Notice.

For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

13. Non-Exclusivity of Rights.

Except as provided in Section 3.2 with respect to the Severance Agreement, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its subsidiaries and for which the Executive may qualify, nor shall anything herein limit or reduce such rights as the Executive may have under any other agreements with the Company or any of its subsidiaries. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company or any of its subsidiaries shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

14. Settlement of Claims.

The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.

15. Miscellaneous.

No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

16. Indemnification.

During the term of this Agreement and for a period of three (3) years after Executive’s termination, the Company shall indemnify Executive and hold Executive harmless from and against any claim, loss or cause of action arising from or out of Executive’s performance as an officer, director or employee of the Company or any of its subsidiaries or other affiliates or in any other capacity, including any fiduciary capacity, in which Executive serves at the Company’s request, in each case to the maximum extent permitted by law and under the Company’s Articles of Incorporation and By-Laws (the “Governing Documents”), provided that in no event shall the protection afforded to Executive hereunder be less than that afforded under the Governing Documents as in effect on the date of this Agreement except from changes mandated by law. During the Term and for a period of three (3) years, Executive shall be covered by any policy of directors and officers liability insurance maintained by the Company for the benefit of its then officers and directors.

17. Governing Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia without giving effect to the conflict of laws principles thereof Any action brought by any party to this Agreement shall be brought and maintained in a court of competent jurisdiction in Fulton county in the State of Georgia.

18. Severability.

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

19. Entire Agreement.

This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the day and year first above written.

ZEP INC.

By:

EXECUTIVE:

APPENDIX A

BENEFIT PLANS AND AGREEMENTS

(To The Extent Executive Participates In Such Plans and Agreements)

Management Compensation and Incentive Plan

Supplemental Deferred Savings Plan

Long-Term Incentive Plan

401(k) Plan (or similar tax qualified deferred compensation plan covering the Executive)

Employment Letter Agreement,                     , and any amendments to such agreement